As filed with the Securities and Exchange Commission on December 9, 2013

Registration No. 333-175323

Registration No. 333-152033

Registration No. 333-128766

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175323

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152033

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-128766

UNDER THE SECURITIES ACT OF 1933

US AIRWAYS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1825172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 West Rio Salado Parkway

Tempe, Arizona 85281

(480) 693-0800

(Address of principal executive offices)

US Airways Group, Inc. 2011 Incentive Award Plan

US Airways Group, Inc. 2008 Equity Incentive Plan

US Airways Group, Inc. 2005 Equity Incentive Plan

America West 2002 Incentive Equity Plan

America West 1994 Incentive Equity Plan

Future Care: America West Airlines 401(k) Plan, a.k.a.,

America West Holdings Corporation Future Care 401(k) Plan

(Full title of the plans)

Kenneth W. Wimberly, Jr.

Vice President, Deputy General Counsel and Assistant Corporate Secretary

American Airlines Group Inc.

4333 Amon Carter Blvd.

Fort Worth, Texas 76155

(817) 963-1234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements of US Airways Group, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statements”):

•	Registration Statement No. 333-175323 for the sale of 15,157,626 shares of the common stock of the Registrant, par value $0.01 per share (the “Common Stock”) under the US Airways Group, Inc. 2011 Incentive Award Plan.

•	Registration Statement No. 333-152033 for the sale of 6,700,000 shares of the Common Stock under the US Airways Group, Inc. 2008 Equity Incentive Plan.

•	Registration Statement No. 333-128766 for the sale of 10,969,191 shares of the Common Stock under the US Airways Group, Inc. 2005 Equity Incentive Plan; 2,706,354 shares of the Common Stock under the America West 2002 Incentive Equity Plan; 1,474,335 shares of the Common Stock under the America West 1994 Incentive Equity Plan, and 2,408,662 shares of the Common Stock under the Future Care: America West Airlines 401(k) Plan, a.k.a., America West Holdings Corporation Future Care 401(k) Plan.

On December 9, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 13, 2013, as amended (the “Merger Agreement”), by and among the Registrant, AMR Corporation (“AMR”) and AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR (“Merger Sub”), Merger Sub merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of AMR (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 9th day of December, 2013.

US AIRWAYS GROUP, INC.

By:	/s/ Derek J. Kerr
Derek J. Kerr Executive Vice President and Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.